Exhibit 99.1

Expion360 Announces Pricing of Initial Public Offering

Miami FL March 31, 2022 – Expion360 Inc. (“Expion360” NASDAQ Symbol “XPON” “the Company”), an industry expert in lithium battery products; specializing in recreational vehicles, overland and marine, today announced the pricing of its initial public offering of 2,145,000 shares of its common stock at an initial public offering price of $7.00 per share. In addition, Expion360 granted the underwriters a 45-day option to purchase up to 321,750 additional shares of common stock at the initial public offering price, less underwriting discounts, and commissions, to cover over-allotments, if any.

The shares of common stock are expected to begin trading on the Nasdaq Stock Market on April 1, 2022, under the ticker symbol “XPON”. The offering is expected to close on April 5, 2022, subject to customary closing conditions.

The gross proceeds from the offering to Expion360, before deducting underwriting discounts and commissions and other offering expenses payable by Expion360, are expected to be $15.015 million, excluding any exercise of the underwriters’ option to purchase additional shares.

Paulson Investment Company LLC and Alexander Capital, LP are serving as joint bookrunners for the offering.

A registration statement relating to the shares being sold in this offering was declared effective by the U.S. Securities and Exchange Commission on March 31, 2022. The offering is being made only by means of a prospectus. A copy of the prospectus relating to the offering may be obtained for free on the SEC's website located at http://www.sec.gov. Electronic copies of the prospectus relating to this offering, when available, may be obtained by contacting Expion360 Inc., 2025 SW Deerhound Avenue Redmond, OR 97756 or by calling (541) 797-6714.

All investments involve risk and loss of principal is possible.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Expion360

Expion360 is an industry expert in lithium battery products; specializing in recreational vehicles, overland and marine. Our immediate focus is on marine and RV lithium battery products, with strategic opportunities in a variety of other verticals. We are focused on sourcing, assembling and white-labelling components and finished products in our markets.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements, including with respect to the proposed initial public offering. Management has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While they believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond management's control. These statements involve risks and uncertainties that may cause the Company’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Contact:

Alexander Capital, LP

Chris Carlin

ccarlin@alexandercapitallp.com

(646) 787-8890

Paulson Investment Company

John Dalfonsi

jdalfonsi@paulsoninvestment.com

(949) 500-4930